Michael J Velotta
                                                 Sr. Vice President, Secretary &
                                                                 General Counsel
                                                      Financial Law & Regulation




                                                     November 14, 2005

Allstate Life Insurance Company
3100 Sanders Road
Northbrook, Illinois 60062

Re:      Allstate Life Global Funding Trust 2005-7
         $350,000,000 Floating Rate Notes due 2007

Ladies and Gentlemen:

I am General Counsel of Allstate Life Insurance Company, an Illinois insurance company ("Allstate Life"), and, together with other attorneys in the Law Department of Allstate Life under my supervision, have reviewed the documents relating to the establishment of the Allstate Life Global Funding Secured Medium Term Note Program (the "Institutional Program") and the Allstate Life(R) CoreNotes(R) Program (the "Retail Program" and together with the Institutional Program, the "Programs") for the issuance and sale, from time to time, of secured medium term notes (the "Notes"). Under the Programs, newly created separate statutory trusts, each organized under the laws of the State of Delaware and each beneficially owned by Allstate Life Global Funding, a statutory trust organized under the laws of the State of Delaware ("Global Funding") (each, an "Issuing Trust" and collectively, "the Issuing Trusts") will issue Notes in an aggregate amount of up to $3,000,000,000. The net proceeds from the offering and sale of the Notes will be used by each Issuing Trust to purchase a Funding Note (each, a "Funding Note") from Global Funding in an amount equal to the amount of Notes issued by the Issuing Trust. Global Funding will use the proceeds from the sale of each Funding Note to purchase one or more Funding Agreement(s) (the "Funding Agreement(s)") from Allstate Life. Global Funding will immediately assign absolutely to, and deposit into, each Issuing Trust the Funding Agreement(s), and the relevant Funding Note will be surrendered.

Allstate Life and Global Funding have filed a Registration Statement on Form S-3 (File No. 333-125937) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (as amended, the "Registration Statement"), including a Prospectus, dated August 16, 2005 (the "Prospectus"), a Prospectus Supplement dated August 16, 2005 relating to the Institutional Program (the "Institutional Prospectus Supplement") and a Prospectus Supplement dated August 16, 2005 relating to the Retail Program (the "Retail Prospectus Supplement") containing information relating to the Notes and the Programs. The Prospectus and the Institutional Prospectus Supplement are supplemented by a pricing supplement, dated November 7, 2005 (the "Pricing Supplement"), as filed with the Commission pursuant to Rule 424(b)(2) of the Act and relating to the issuance by Allstate Life Global Funding Trust 2005-7 (the "Trust") of $350,000,000 aggregate principal amount of Floating Rate Notes due 2007 (the "Designated Notes") and the delivery of Funding Agreement No. FA-41088 by Allstate Life (the "Designated Funding Agreement").

I, or other attorneys in the Law Department of Allstate Life under my direction, have examined the originals (or copies certified or otherwise identified to my satisfaction) of such other agreements, certificates, documents and records and have reviewed such questions of law and made such inquiries as I have deemed necessary or appropriate for the purpose of the opinions rendered herein.

In such examination, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all such documents submitted to me as copies and the authenticity of the originals of such letter documents. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representative of Allstate Life and public officials.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated here, I am of the opinion that:

The Designated Funding Agreement has been duly authorized and when it has been duly executed, issued and delivered, will constitute a valid and legally binding obligation of Allstate Life in accordance with its terms.

The opinions rendered herein are limited to the laws of the State of Illinois and the Federal law of the United States.

I consent to the filing of this opinion letter as an exhibit to the current report on Form 8-K filed by Global Funding and the Trust in connection with the issuance and sale of the Designated Notes, incorporated by reference in the Registration Statement and to the use of my name in the Pricing Supplement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                 Sincerely,



                                                 /s/ Michael J. Velotta
                                                 -----------------------
                                                 Michael J. Velotta
                                                 Senior Vice President,
                                                 Secretary and General Counsel